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Exhibit 8.1

March 29, 2019

Modern Media Acquisition Corp. S.A.

3414 Peachtree Road, Suite 480

Atlanta, Georgia 30326

Ladies and Gentlemen:

We have acted as U.S. tax counsel for Modern Media Acquisition Corp., a Delaware corporation (“Modern Media”), in connection with the proposed business combination (the “Business Combination”) contemplated by that certain Business Transaction Agreement, dated as of January 24, 2019 (as amended, the “Business Transaction Agreement”), between Modern Media, Akazoo Limited, a private company limited by shares incorporated under the laws of Scotland (“Akazoo”), Unlimited Music S.A., a Luxembourg public limited company (société anonyme) (“LuxCo”), and certain other parties thereto. Pursuant to the Business Transaction Agreement, (i) Modern Media will merge (the “Merger”) with and into Modern Media Acquisition Corp. S.A., a Luxembourg public limited company (société anonyme) (“PubCo”), with PubCo as the surviving publicly traded entity; (ii) LuxCo will acquire the entire issued share capital of Akazoo in consideration for issuing ordinary shares of LuxCo to the Akazoo shareholders; and (iii) LuxCo will merge with and into PubCo, with PubCo remaining as the surviving publicly traded entity. As a result of the Merger, (i) each share of Modern Media’s common stock (the “Modern Media Common Stock”) issued and outstanding immediately prior to the effective time of the Merger (including shares that were automatically issued to holders of Modern Media Rights (as defined in the Business Transaction Agreement) pursuant to the conversion of such rights immediately prior to the Merger but excluding any redeemed shares) will convert into the right to receive one ordinary share of PubCo (each, a “PubCo Share”), and (ii) each warrant to purchase Modern Media Common Stock (each, a “Modern Media Warrant”) (or portion thereof) issued and outstanding immediately prior to effective time of the Merger will convert into a warrant to purchase one PubCo Share (the “PubCo Warrants”) (or equivalent portion thereof). The Business Combination and certain other related transactions are described in the Registration Statement on Form F-4 (including the proxy statement/prospectus included therein relating to the Business Combination, the “Registration Statement”) of PubCo filed with the Securities and Exchange Commission on February 11, 2019, as may be amended.

In connection with this opinion, we have examined and are familiar with the Registration Statement and such other presently existing documents, records, and matters of law as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed for purposes of this opinion, without any independent investigation or examination thereof: (i) that the Business Combination will be consummated in accordance with and as described in and contemplated by the Registration Statement, and that the parties have complied with and, if applicable, will continue to comply with, the covenants, conditions, and other provisions contained

Modern Media Acquisition Corp.

March 29, 2019

therein and in the documents and agreements described therein without any waiver, breach, or amendment thereof; (ii) the continuing truth and accuracy at all times through the effectiveness of the Business Combination (and thereafter, as applicable) (the “Effective Time”) of the statements, representations, and warranties made by the parties in the Registration Statement; (iii) the representations, covenants, and undertakings of Modern Media and Akazoo and their respective affiliates set forth and described in the letters (the “Representation Letters”), each dated the date hereof and delivered to us for purposes of providing this opinion, are and will continue to be up to and through the Effective Time, and thereafter as applicable, true, correct, complete, and complied with in all respects; and (iv) that any such statements, representations, or warranties made “to the knowledge” or based on the belief or intention of any party or similarly qualified are true and accurate as of the date hereof, and will continue to be true and accurate at all times through the Effective Time, and thereafter as applicable, without such qualification. We have also assumed the authenticity of original documents submitted to us, the conformity to the originals of documents submitted to us as copies, and the due and valid execution and delivery of all such documents where due execution and delivery are a prerequisite to the effectiveness thereof. If any of the foregoing assumptions is untrue for any reason, our opinion may be adversely affected.

This opinion addresses only certain U.S. federal income tax consequences of the Business Combination to certain holders of Modern Media Common Stock, Modern Media Warrants and Modern Media Rights that exchange such securities in connection with to the Business Combination.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions, and assumptions set forth herein and in the Representation Letters and the Registration Statement, the discussion in the Registration Statement contained under the caption “Certain U.S. Federal Income Tax Consequences of the Business Combination to U.S. Holders”, as such discussion relates to U.S. federal income tax matters, constitutes our opinion regarding such material U.S. federal income tax consequences of the Business Combination.

This opinion is based on the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, administrative interpretations, and court decisions, each as in effect as of the date hereof. There can be no assurance that changes in the law will not take place that could affect the U.S. federal income tax consequences of the Business Combination, or that contrary positions may not be taken by the Internal Revenue Service. Moreover, in the event that any of the facts, statements, descriptions, covenants, representations, warranties, or assumptions upon which we have relied (including those set forth in the Representation Letters) is untrue, incorrect, incomplete, or not complied with in all respects, our opinion might be adversely affected and may not be relied upon.

This opinion does not address the various U.S. state or local or non-U.S. tax consequences that may result from the Business Combination or the other transactions or matters described in the Registration Statement and does not address any U.S. federal tax consequences of any transaction other than as set forth above. In addition, no opinion is expressed as to any U.S. federal tax consequences of the Business Combination or other transactions contemplated by the Registration Statement, except as specifically set forth herein, including any U.S. federal non-

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March 29, 2019

income tax consequences of the Business Combination, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. We also consent to the reference to our firm name wherever appearing in the Registration Statement with respect to the discussion of the material U.S. federal income tax consequences of the Business Combination, and any amendment thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Jones Day